UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

VISTAPRINT N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISTAPRINT N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Vistaprint N.V. will hold its 2010 Annual General Meeting of Shareholders:

on Thursday, November 4, 2010
at 5:30 p.m. (Central European Time)
at the offices of Vistaprint N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

MATTERS TO BE ACTED UPON AT THE ANNUAL GENERAL MEETING:

(1) Reappoint a member of our Supervisory Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2014;

(2) Reappoint another member of our Supervisory Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2014;

(3) Adopt our statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended June 30, 2010;

(4) Discharge the members of our Management Board from liability with respect to the exercise of their duties during the year ended June 30, 2010;

(5) Discharge the members of our Supervisory Board from liability with respect to the exercise of their duties during the year ended June 30, 2010;

(6) Authorize our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued and outstanding ordinary shares until May 4, 2012 on the open market, through privately negotiated transactions or in one or more self tender offers at prices per share between an amount equal to €0.01 and an amount equal to 110% of the market price of our ordinary shares on the NASDAQ Global Select Market or any other securities exchange where our shares are then traded (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 15 trading days immediately preceding the date of repurchase, as reasonably determined by the Management Board);

(7) Appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011; and

(8) Transact other business, if any, that may properly come before the meeting or any adjournment of the meeting.

Our Management Board and Supervisory Board have no knowledge of any other business to be transacted at the annual general meeting.

Shareholders of record at the close of business on October 7, 2010 are entitled to vote at the annual general meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. Your prompt response will ensure that your shares are represented at the annual general meeting. You can change your vote and revoke your proxy at any time before the polls close at the annual general meeting by following the procedures described in this proxy statement.

All shareholders are cordially invited to attend the annual general meeting.

By order of the Management Board,

Chairman of the Management Board, President and
  Chief Executive Officer
 October [  ], 2010

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
EXPLANATORY NOTE ABOUT OUR CHANGE OF DOMICILE
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSALS 1 AND 2 -- APPOINTMENT OF MEMBERS OF THE SUPERVISORY BOARD
PROPOSAL 3 -- ADOPTION OF ANNUAL ACCOUNTS
PROPOSALS 4 AND 5 -- DISCHARGE OF MANAGEMENT BOARD AND SUPERVISORY BOARD FROM CERTAIN LIABILITY
PROPOSAL 6 -- AUTHORIZATION TO REPURCHASE SHARES
PROPOSAL 7 -- APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
SUMMARY COMPENSATION TABLES
COMPENSATION OF SUPERVISORY BOARD MEMBERS

VISTAPRINT N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on November 4, 2010

This proxy statement contains information about the 2010 Annual General Meeting of Shareholders of Vistaprint N.V., which we refer to in this proxy statement as the annual meeting or the meeting. We will hold the annual meeting on Thursday, November 4, 2010 at Vistaprint’s offices at Hudsonweg 8, 5928 LW Venlo, the Netherlands. The annual meeting will begin at 5:30 p.m. (Central European Time).

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Management Board of Vistaprint N.V. (which is also referred to as we, us or Vistaprint in this proxy statement) for use at the annual meeting and at any adjournment of the annual meeting.

We are first mailing the Notice of Annual General Meeting, this proxy statement and our Annual Report to Shareholders for the fiscal year ended June 30, 2010 on or about October [  ], 2010.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual General Meeting of Shareholders:

This Proxy Statement and the 2010 Annual Report to Shareholders are available for viewing, printing and downloading at http://proxy.ir.vistaprint.com. In addition, our statutory annual accounts and accompanying annual report, as prepared in accordance with Dutch law and including biographical information about the candidates nominated for appointment as members of our Supervisory Board, are available at our offices at the address above and for viewing, printing and downloading at [URL].

We will furnish without charge a copy of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as filed with the United States Securities and Exchange Commission, or SEC, to any shareholder who requests it in writing to Vistaprint N.V., c/o Vistaprint USA, Incorporated, Attention: Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA or Vistaprint N.V., Hudsonweg 8, 5928 LW Venlo, the Netherlands. This proxy statement and our Annual Report on Form 10-K are also available on the web site of the SEC at www.sec.gov.

EXPLANATORY NOTE ABOUT OUR CHANGE OF DOMICILE

On August 31, 2009, we changed our domicile from Bermuda to the Netherlands. Before that date, Vistaprint Limited, the publicly traded parent entity of the Vistaprint group of companies, was a limited company incorporated and domiciled in Bermuda. On August 31, 2009, we closed a share exchange transaction, effected by way of a scheme of arrangement under Bermuda law, pursuant to which all common shares of Vistaprint Limited issued and outstanding immediately prior to the closing were exchanged for the same number of ordinary shares of Vistaprint N.V., a Dutch limited liability company with its registered seat in Venlo, the Netherlands. As a result of the closing of the share exchange transaction, Vistaprint Limited became a wholly owned subsidiary of Vistaprint N.V., and Vistaprint N.V. became the publicly traded parent entity of the Vistaprint group of companies.

Throughout this proxy statement, when we refer to Vistaprint during periods on or before August 31, 2009, we are referring to Vistaprint Limited, the Bermuda entity, and the Board of Directors of Vistaprint Limited. When we refer to Vistaprint during periods after August 31, 2009, including the current period, we are referring to Vistaprint N.V., the Dutch entity, and the Management Board and Supervisory Board of Vistaprint N.V. As part of the change of domicile, the members of the Board of Directors of Vistaprint Limited became the members of the Supervisory Board of Vistaprint N.V., other than Robert S. Keane. Mr. Keane and our three other executive officers became members of the Management Board of Vistaprint N.V. Throughout this proxy statement, we sometimes refer to members of our Supervisory Board as our supervisory directors.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, our shareholders will consider and act upon the following matters:

(1) Reappoint a member of our Supervisory Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2014;

(2) Reappoint another member of our Supervisory Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2014;

(3) Adopt our statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended June 30, 2010;

(4) Discharge the members of our Management Board from liability with respect to the exercise of their duties during the year ended June 30, 2010;

(5) Discharge the members of our Supervisory Board from liability with respect to the exercise of their duties during the year ended June 30, 2010;

(6) Authorize our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 10% of our issued and outstanding ordinary shares until May 4, 2012 on the open market, through privately negotiated transactions or in one or more self tender offers at prices per share between an amount equal to €0.01 and an amount equal to 110% of the market price of our ordinary shares on the NASDAQ Global Select Market or any other securities exchange where our shares are then traded (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 15 trading days immediately preceding the date of repurchase, as reasonably determined by the Management Board);

(7) Appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011; and

(8) Transact other business, if any, that may properly come before the meeting or any adjournment of the meeting.

Our Management Board and Supervisory Board are not aware of any other business to be transacted at the annual meeting.

Who can vote?

To be able to vote on the above matters, you must have been a shareholder of record according to the records of Computershare Trust Company, Inc., our transfer agent, at the close of business on October 7, 2010, which is the record date for the annual meeting. Shareholders of record at the close of business on October 7, 2010 are entitled to vote on each proposal at the annual meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the meeting is [          ].

How many votes do I have?

Each ordinary share of Vistaprint that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many ordinary shares you own. Please take a moment to read the instructions below, vote your shares and submit your proxy as soon as possible to ensure that your shares are represented and voted at the annual meeting.

How do I vote?

You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. If your shares are held in “street name” by a bank or brokerage firm, then you will need to follow the directions your bank or brokerage firm provides to you in order to vote your shares. Many banks and brokerage firms offer the option of voting by mail, over the Internet or by telephone, which will be explained in the vote instruction form you receive from your bank or brokerage firm.

The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, then the shares you own will be voted in accordance with the recommendations of our Management Board and Supervisory Board. The Management Board and Supervisory Board recommend that you vote FOR Proposals 1 — 7.

If you attend the annual meeting in person, then you may also vote in person.

Can I change my vote after I have mailed my proxy card?

Yes. You can revoke your proxy and change your vote at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date and delivering the new proxy to our Corporate Secretary at Hudsonweg 8, 5928 LW Venlo, the Netherlands before the date of our annual meeting;

•	delivering to our Secretary written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you.

If you wish to attend the annual meeting in person and your shares are held in street name, then you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on November 4, 2010. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record, i.e., your bank or brokerage firm.

What vote is required?

Under our articles of association, holders of at least one-third of our outstanding ordinary shares must be represented at the annual meeting to constitute a quorum, and the following vote is required to approve each of the proposals described in this proxy statement:

•	Proposals 1 and 2: In accordance with our articles of association, our Supervisory Board adopted unanimous resolutions to make binding nominations of candidates for supervisory director. Our shareholders may set aside these binding nominations for any of the candidates by a vote of at least two-thirds of the votes cast at a meeting representing more than half of our share capital.

•	Proposals 3 through 7: These proposals require the approval of a majority of votes cast at a meeting at which a quorum is present.

Dutch law and our articles of association provide that ordinary shares abstaining from voting will count as shares present at the annual meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

How will votes be counted?

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the annual meeting. Shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter, or (2) the shares are broker non-votes.

Who will count the votes?

The votes will be counted, tabulated and certified by Computershare Trust Company, Inc., our transfer agent.

How do the Management Board and Supervisory Board recommend that I vote on the proposals?

The Management Board and Supervisory Board recommend that you vote:

FOR the reappointment of Louis Page to serve as a member of our Supervisory Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2014;

FOR the reappointment of Richard Riley to serve as a member of our Supervisory Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2014;

FOR the adoption of our statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended June 30, 2010;

FOR the discharge of the members of our Management Board from liability with respect to the exercise of their duties during the year ended June 30, 2010;

FOR the discharge of the members of our Supervisory Board from liability with respect to the exercise of their duties during the year ended June 30, 2010;

FOR the authorization of our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 10% of our issued and outstanding ordinary shares until May 4, 2012; and

FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011.

Will any other business be conducted at the meeting or will other matters be voted on?

Our Management Board and Supervisory Board do not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, then, to the extent permitted by applicable law, the persons named in the proxy card that accompanies this proxy statement may exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results within four business days after the annual meeting on a Current Report on Form 8-K that we will file with the SEC.

How and when may I submit a shareholder proposal, including a shareholder nomination for supervisory director, for the 2011 annual general meeting?

Because we are a Dutch limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and timeframes apply if you wish to submit a candidate for supervisory director to be considered for election at our 2011 annual general meeting or if you wish to submit another kind of proposal for consideration by shareholders at our 2011 annual general meeting.

Under our Dutch articles of association, if you are interested in submitting a non-director proposal, you must fulfill the requirements set forth in our articles of association, including satisfying both of the following criteria:

•	We must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than 60 days before the 2011 annual general meeting.

•	The number of ordinary shares you hold must equal at least the lesser of 1% of our issued share capital or the equivalent of €50 million in aggregate market value.

Under U.S. securities laws, if you wish to have a non-director proposal included in our proxy statement for the 2011 annual general meeting, then in addition to the above requirements, you also need to follow the procedures outlined in Rule 14a-8 of the U.S. Securities Exchange Act of 1934, or the Exchange Act, and the deadline for submitting your proposal to us is earlier than the deadline specified above: For your proposal to be eligible for inclusion in our 2011 proxy statement, we must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than [          ], 2011.

Any proposals, nominations or notices under our articles of association or pursuant to Rule 14a-8 should be sent to:

Secretary, Vistaprint N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

With a copy to:
General Counsel
Vistaprint USA, Incorporated
95 Hayden Avenue
Lexington, MA 02421
USA

If you are interested in submitting nominees to be included in our proxy statement and form of proxy for consideration by our shareholders at our 2011 annual general meeting pursuant to Rule 14a-11 of the Exchange Act, you need to follow the procedures and satisfy the conditions set forth in Rule 14a-11. The deadline for submitting nominees under the Rule 14a-11 procedures is [          ], 2011.

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have retained Alliance Advisors for a fee of $7,500 plus expenses to assist us in soliciting proxies from our shareholders and to verify certain records relating to the solicitation. We and our supervisory directors, officers and selected other employees may also solicit proxies by mail, telephone, e-mail or by other means of communication. Supervisory directors, officers and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of our ordinary shares that they hold in their names and will reimburse these entities for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may be sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Vistaprint

N.V., c/o Vistaprint USA, Incorporated, Attention: Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA, telephone no. +1 781-652-6480. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder if you hold your shares in “street name,” or you may contact us at the above address or telephone number if you are a holder of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our ordinary shares as of September 15, 2010 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding ordinary shares;

•	each member of our Supervisory Board;

•	our named executives officers who are listed in the Summary Compensation Table in this proxy statement; and

•	all of our supervisory directors and executive officers as a group.

	Number of Ordinary	Percent of Ordinary
	Shares Beneficially	Shares Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	Owned(3)

5% Shareholders
FMR LLC(4)	4,041,012	9.2%
82 Devonshire Street
Boston, MA 02109 USA
Janus Capital Management LLC(5)	3,873,458	8.8
151 Detroit Street
Denver, CO 80206 USA
Wellington Management Company, LLP(6)	2,469,042	5.6%
75 State Street
Boston, MA 02109
Executive Officers, Supervisory Directors and Nominees
Robert S. Keane(7)	3,149,064	6.9
Vistaprint
34, boulevard Haussman
75007 Paris, France
Wendy M. Cebula(8)	84,269	*
Michael Giannetto(9)	27,938	*
Janet F. Holian(10)	40,531	*
John J. Gavin, Jr.(11)	35,622	*
Peter Gyenes(12)	14,087	*
George M. Overholser(13)	117,531	*
Louis R. Page(14)	226,424	*
Window to Wall Street
19 Miller Hill Road
Dover, MA 02030 USA
Richard T. Riley(15)	48,586	*
Mark T. Thomas(16)	8,512	*
All executive officers and supervisory directors as a group (10 persons) (17)	3,752,564	8.2%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each supervisory director and executive officer listed is c/o Vistaprint, Hudsonweg 8, 5928 LW Venlo, the Netherlands.

(2)	For each person or entity in the table above, the “Number of Shares Beneficially Owned” column may include ordinary shares attributable to the person or entity because of that holder’s voting or investment power or other relationship. The number of ordinary shares beneficially owned by each person or entity included in the table above is determined under rules promulgated by the SEC. Under these rules, a person or entity is deemed to have “beneficial ownership” of any shares over which that person or entity has or shares voting or investment power, plus any shares that the person or entity may acquire within 60 days of the date established for the purpose of determining ownership, including through the exercise of share options or through the vesting of restricted share units. Unless otherwise indicated, each person or entity referenced in the table has sole voting and investment power over the shares listed or shares such power with his or her spouse. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The percentage ownership for each shareholder on September 15, 2010 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 43,954,793, the number of ordinary shares outstanding on September 15, 2010, plus any shares issuable to the shareholder within 60 days after September 15, 2010 (i.e., November 14, 2010), including restricted share units that vest and share options that are exercisable on or before November 14, 2010.

(4)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on September 10, 2010.

(5)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 16, 2010.

(6)	This information is based solely upon a Schedule 13G that the shareholder filed with the SEC on February 12, 2010.

(7)	Includes an aggregate of (i) 1,720,769 shares held by irrevocable discretionary trusts and other entities established for the benefit of Mr. Keane and/or members of his immediate family, or the Trusts, (ii) 67,381 shares held by a charitable entity established by Mr. Keane and his spouse, and (iii) 1,360,914 shares that the Trusts have the right to acquire under share options and restricted share units that vest on or before November 14, 2010. Trustees who are independent of Mr. Keane and/or his spouse hold exclusive voting and investment power with respect to the ordinary shares owned by the Trusts and the ordinary shares issuable pursuant to share options and restricted share units held by the Trusts; Mr. Keane and his spouse do not hold such power with respect to the Trusts. Mr. Keane and his spouse share voting and investment power with respect to the shares held by the charitable entity. Mr. Keane and his spouse disclaim beneficial ownership of the shares, share options and restricted share units held by the Trusts and the charitable entity except to the extent of their pecuniary interest therein.

(8)	Includes 63,049 shares that Ms. Cebula has the right to acquire under share options and restricted share units that vest on or before November 14, 2010.

(9)	Includes 22,542 shares that Mr. Giannetto has the right to acquire under share options and restricted share units that vest on or before November 14, 2010.

(10)	Includes 24,228 shares that Ms. Holian has the right to acquire under share options and restricted share units that vest on or before November 14, 2010.

(11)	Includes 24,766 shares that Mr. Gavin has the right to acquire under share options and restricted share units that vest on or before November 14, 2010.

(12)	Includes 11,050 shares that Mr. Gyenes has the right to acquire under share options and restricted share units that vest on or before November 14, 2010.

(13)	Includes 41,748 shares that Mr. Overholser has the right to acquire under share options and restricted share units that vest on or before November 14, 2010.

(14)	Consists of (i) 203,838 shares held by Window to Wall Street, Inc., of which Mr. Page is President; (ii) 4,000 shares held in custodial accounts for the benefit of Mr. Page’s minor children; and (iii) 12,748 shares that Mr. Page has the right to acquire under share options and restricted share units that vest on or before November 14, 2010. Mr. Page disclaims beneficial ownership of the shares held by

Window to Wall Street, Inc. and for the benefit of his minor children, except to the extent of his pecuniary interest therein.

(15)	Includes 42,748 shares that Mr. Riley has the right to acquire under share options and restricted share units that vest on or before November 14, 2010.

(16)	Includes 1,439 shares that Mr. Thomas has the right to acquire under share options and restricted share units that vest on or before November 14, 2010.

(17)	Includes a total of 1,605,232 shares that the executive officers, supervisory directors and nominees have the right to acquire under share options and restricted share units that vest on or before November 14, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our supervisory directors, executive officers and the holders of more than 10% of our ordinary shares, referred to as reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our ordinary shares and other equity securities. SEC regulations also require these reporting persons to furnish us with copies of all such reports that they file.

Based solely on our review of reports filed by the reporting persons and written representations from such persons, we believe that all reporting persons complied with all Section 16(a) filing requirements from July 1, 2009, the beginning of our 2010 fiscal year, until the date of this proxy statement, other than Louis R. Page who was late in filing a Form 4 reporting a vesting of restricted share units and Mark T. Thomas who was late in filing a Form 4 reporting two purchases of our ordinary shares due to an administrative error.

PROPOSALS 1 AND 2 — APPOINTMENT OF MEMBERS OF THE SUPERVISORY BOARD

The six members of our Supervisory Board serve for rotating four-year terms. Two of our supervisory directors have terms that expire at this 2010 annual meeting, one supervisory director’s term expires at our 2011 annual general meeting, one supervisory director’s term expires at our 2012 annual general meeting, and two supervisory directors have terms that expire at our 2013 annual general meeting. None of the members of our Supervisory Board is an employee of Vistaprint.

Under Dutch law and our articles of association, our Supervisory Board has the right to make binding nominations for open positions on the Supervisory Board. Dutch law also requires us to nominate at least two candidates for each open position and allows us to recommend that shareholders vote for one of the two candidates for each position. The candidate receiving the greater number of votes for each position will be appointed as a member of our Supervisory Board.

In accordance with the recommendation of the Nominating and Corporate Governance Committee of the Supervisory Board and pursuant to the invitation of our Management Board, the Supervisory Board has adopted unanimous resolutions to make the following binding nominations:

1. For the first open position, the Supervisory Board has nominated Louis R. Page and Richard T. Riley to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2014. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Page for this position.

2. For the second open position, the Supervisory Board has nominated Richard T. Riley and Mark T. Thomas to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2014. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Riley for this position.

The persons named in the enclosed proxy card will vote to appoint Messrs. Page and Riley as members of our Supervisory Board, unless you withhold authority to vote for the reappointment of any or all nominees by marking the proxy card to that effect. Each of the nominees has indicated his willingness to serve if appointed.

Messrs. Page and Riley are currently members of our Supervisory Board and previously served on the Board of Directors of Vistaprint Limited before our change of domicile to the Netherlands. You can find more information about the nominees for supervisory director and the other members of our Supervisory Board in the section of this proxy statement entitled “INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS.”

The Management Board and Supervisory Board recommend that you vote FOR the appointment of Messrs. Page and Riley as members of our Supervisory Board.

PROPOSAL 3 — ADOPTION OF ANNUAL ACCOUNTS

At the annual meeting, we are asking you to confirm and adopt our Dutch statutory annual accounts, or Annual Accounts, for the fiscal year ended June 30, 2010, which are our audited consolidated financial statements prepared in accordance with Dutch generally accepted accounting principles, or Dutch GAAP. As a Dutch company, we are required by Dutch law and our articles of association to prepare the Annual Accounts and submit them to our shareholders for confirmation and adoption. Our Annual Accounts are different from our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 30, 2010 that were prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP, as required by United States law and NASDAQ listing standards for companies with securities listed on U.S. stock markets.

The Annual Accounts contain some disclosures that are not required under U.S. GAAP. In addition, the report of our Management Board that accompanies the Annual Accounts, as required by Dutch law, contains information included in this proxy statement, our Annual Report on Form 10-K and other information required by Dutch law.

It is important that our shareholders adopt our Annual Accounts because it is a Dutch law requirement and also because we are not permitted under Dutch law to take certain corporate actions, for example repurchasing our ordinary shares as described in Proposal 6, unless and until our Annual Accounts are adopted.

You can access a copy of the Annual Accounts through our website at [URL] or by sending a written request to:

Investor Relations
Vistaprint USA, Incorporated
95 Hayden Avenue
Lexington, MA 02421
USA

Our Management Board and Supervisory Board recommend that you vote FOR the confirmation and adoption of the Annual Accounts.

PROPOSALS 4 AND 5 — DISCHARGE OF MANAGEMENT BOARD AND
SUPERVISORY BOARD FROM CERTAIN LIABILITY

At the annual meeting, as permitted under Dutch law and customary for Dutch companies, we are asking you to discharge the members of our Management Board and Supervisory Board from liability with respect to the exercise of their management and supervisory duties during our fiscal year ended June 30, 2010. If our shareholders approve this discharge of liability, then our Management Board and Supervisory Board members will not be liable to Vistaprint for actions that they took on behalf of the company in the exercise of their duties during fiscal 2010. However, the discharge does not apply to matters that are not disclosed to our shareholders, and it does not affect the liability, if any, of our Management Board and Supervisory Board to our shareholders. The discharge is also subject to the provisions of Dutch laws relating to liability upon bankruptcy.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge of the members of our Management Board and Supervisory Board from liability as described above.

PROPOSAL 6 — AUTHORIZATION TO REPURCHASE SHARES

Under Dutch law and our articles of association, our shareholders may authorize the Management Board, with the prior approval of the Supervisory Board and subject to certain Dutch statutory provisions, to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the shareholders. The approval of this proposal will allow us to have the flexibility to repurchase our ordinary shares without the expense of calling special shareholder meetings. This authorization may not continue for more than 18 months, but may be given on a rolling basis. We currently have authorization from our shareholders to repurchase the maximum number of ordinary shares allowed under Dutch law and United States securities regulations at prices between an amount equal to €0.01 and 110% of the market price of our ordinary shares on the NASDAQ Global Select Market (the market price being deemed to be the average of the closing price on each of the 30 consecutive days of trading preceding the three trading days before the date of repurchase). This existing authorization expires on February 28, 2011. From August 28, 2009, the date of the authorization, until the date of this proxy statement, we have not repurchased any shares under this authority.

The Management Board believes that we would benefit by renewing the Management Board’s authority, acting with the approval of our Supervisory Board, to repurchase our ordinary shares. For example, if the Management Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. The repurchased shares could be used for any valid corporate purpose, including the issuance of shares under our equity compensation plans or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any repurchases would increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. Under Dutch law, the number of our ordinary shares that we or our subsidiaries hold may generally never exceed 50% of the total number of our issued and outstanding shares.

In order to provide us with sufficient flexibility, the Management Board proposes that our shareholders grant authority for the repurchase of up to 10% of our issued and outstanding ordinary shares on the open market, through privately negotiated transactions or in one or more self tender offers at prices per share between an amount equal to €0.01 (or the U.S. dollar equivalent) and an amount equal to 110% of the market price of our ordinary shares on the NASDAQ Global Select Market or any other securities exchange where our shares are then traded (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 15 trading days immediately preceding the date of repurchase, as reasonably determined by the Management Board). This authority would begin on the date of the annual meeting and extend for 18 months until May 4, 2012.

Our Management Board and Supervisory Board recommend that you vote FOR the authorization of the Management Board and Supervisory Board to repurchase our ordinary shares.

PROPOSAL 7 — APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011. If this proposal is not approved by our shareholders at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. We do not expect that Ernst & Young LLP will attend the annual meeting or be available to answer questions.

Our Management Board and Supervisory Board recommend that you vote FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees and expenses billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended June 30, 2010 and June 30, 2009. The amounts reported for each fiscal year represent the fees and expenses for services rendered during the applicable fiscal year, regardless of when the fees and expenses were billed.

	Fiscal 2010	Fiscal 2009

Audit Fees(1)	$1,068,641	$728,480
Audit-Related Fees(2)	32,995	16,500
Tax Fees(3)	421,063	317,150
All Other Fees	—	—

Total Fees	$1,522,699	$1,062,130

(1)	Audit fees and expenses consisted of fees and expenses billed for the audit of our financial statements for the years ended June 30, 2010 and 2009, statutory audits of Vistaprint N.V. and certain of our subsidiaries, and quarterly reviews of our financial statements. The audit fees for fiscal 2010 and 2009 also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the U.S. Sarbanes-Oxley Act. For fiscal 2010, the audit fees and expenses included our first consolidated statutory filing in the Netherlands. For fiscal 2010 and 2009, the audit fees and expenses included work relating to our change of domicile to the Netherlands.

(2)	Audit-related fees and expenses consisted of fees and expenses for services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under “Audit Fees.” These services relate to the evaluation of our internal controls upon our implementation of an SAP system for fiscal 2010, an audit of our 401(k) plan for fiscal 2009, and fees for access to certain online applications for fiscal 2010 and 2009.

(3)	Tax fees and expenses consisted of fees and expenses for tax compliance (including tax return preparation), tax advice, tax planning and consultation services, and tax return preparation for expatriate employees. Tax compliance services accounted for $68,540 and $198,186 of the total tax fees billed in fiscal 2010 and 2009, respectively.

Audit Committee’s Pre-approval Policy and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. From time to time, the Audit Committee may pre-approve services that are expected to be provided to Vistaprint by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm report to the Audit Committee regarding services actually provided to Vistaprint.

During fiscal 2010, no services were provided to Vistaprint by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

OTHER MATTERS

Our Management Board and Supervisory Board do not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, then, to the extent permitted by applicable law, the persons named as proxies may vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS

Our Supervisory Board:

Our Supervisory Board currently consists of six independent, non-employee directors.

Nominees for Members of our Supervisory Board whose terms expire at this 2010 Annual General Meeting:

LOUIS R. PAGE, Director since September 2000

Mr. Page, age 44, has served as President and General Partner of Window to Wall Street, Inc., a venture capital firm, since October 1995. Mr. Page has served on Vistaprint’s Board since 2000 and brings to the Supervisory Board his deep knowledge of Vistaprint and its business, culture and history. Mr. Page is a chartered financial analyst.

RICHARD T. RILEY, Director since February 2005 and Chairman of the Supervisory Board since August 2009

Mr. Riley, age 54, has served as Chairman of the Board of Directors and Chief Executive Officer of LoJack Corporation, a publicly traded corporation and provider of tracking and recovery systems, since November 2006 and as President, Chief Operating Officer and as a member of the board of directors of LoJack Corporation from February 2005 through November 2006. Mr. Riley also serves on the board of Dorman Products, Inc. From 1997 through 2004, Mr. Riley held a variety of positions with New England Business Service, Inc., a provider of products and services to small businesses, most recently serving as Chief Executive Officer, President, Chief Operating Officer and director. Mr. Riley brings to the Supervisory Board his extensive experience of leading companies as chief executive officer and board member. Mr. Riley is a certified public accountant.

Member of our Supervisory Board whose term will expire at our 2011 Annual General Meeting:

PETER GYENES, Director since February 2009

Mr. Gyenes, age 65, has served as the Chairman of Sophos Plc, a global security software company, since May 2006. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by IBM in April 2005. Mr. Gyenes also serves on the boards of Netezza Corporation, a provider of data warehouse appliances; Lawson Software, Inc., a provider of software and service solutions in the manufacturing, distribution, maintenance and service sector industries; Pegasystems Inc., a provider of business process management software and services; Intralinks Holdings, Inc, a provider of shared document and information exchanges; and RealPage, Inc., a provider of property management software solutions for the multifamily industry. Mr. Gyenes previously served on the boards of Applix Inc., a provider of enterprise planning software that was acquired by Cognos and then IBM, from May 2000 to October 2007; BladeLogic Inc., a provider of data center automation software, from June 2006 to April 2008, when it was acquired by BMC Software; and webMethods Inc., a provider of software for process improvement that was acquired by Software AG, from May 2006 to May 2007. He is a trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes brings to the Supervisory Board his broad experience in leading companies as chief executive officer and board member and his deep expertise on executive compensation matters through his service on several compensation committees.

Member of our Supervisory Board whose term will expire at our 2012 Annual General Meeting:

MARK T. THOMAS, Director since November 2009

Mr. Thomas, age 56, has served as a Founder and Managing Partner of Monitor Clipper Partners, a middle market private equity firm, since December 1997 and also serves as member of Monitor Clipper Partners’ Investment Committee and a director of several of its portfolio companies. In addition, Mr. Thomas is a co-founder of Monitor Company Group LP, a global marketing and strategy consulting firm, and has served in various positions since 1983, most recently as a member of Monitor Company Group’s Management Committee and chair of its Audit Committee. Mr. Thomas brings to the Supervisory Board his extensive strategy and international experience, which includes more than 20 years of building companies, serving on boards and providing advice to top executives on strategic matters.

Members of our Supervisory Board whose terms will expire at our 2013 Annual General Meeting:

JOHN J. GAVIN, Jr., Director since August 2006

Mr. Gavin, age 55, served as Chief Financial Officer of BladeLogic, Inc., a provider of data center automation software, from January 2007 through June 2008, when it was acquired by BMC Software. Mr. Gavin also serves on the boards of Qlik Technologies Inc., a provider of business intelligence solutions; and BroadSoft, Inc., a global provider of residential and business Voice over IP applications. From April 2004 through December 2006, Mr. Gavin was Chief Financial Officer of Navisite, Inc., a provider of information technology hosting, outsourcing and professional services. From 2001 to 2005, Mr. Gavin was a member of the Board of Directors of Ascential Software, which was acquired by IBM in April 2005. From February 2000 through December 2001, Mr. Gavin served as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, a consulting firm, which was acquired by Novell, Inc. Prior to his work at Cambridge Technology Partners, Mr. Gavin spent twelve years at Data General Corporation, a manufacturer of computing equipment that was acquired by EMC Corporation, including serving as Vice President and Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse LLP, an accounting firm, in various accounting and audit positions including as Senior Manager in charge of multi-national audits. Since February 2009, Mr. Gavin has also served as a member of the board of directors of Consona Corporation, a privately held provider of customer relationship management and enterprise resource planning software and services. Mr. Gavin brings to the Supervisory Board his extensive experience as chief financial officer of several growing companies, as well as ten years as an independent auditor. Mr. Gavin is a certified public accountant.

GEORGE M. OVERHOLSER, Director since July 2004

Mr. Overholser, age 50, has served as Founder and Managing Director of NFF Capital Partners, an investment banking firm for nonprofit organizations, since August 2004. Mr. Overholser was the founder of North Hill Ventures, a venture capital firm and served as its Senior Vice President from 1999 through June 2008. From 1994 to 1999, Mr. Overholser was Head of Strategy and New Business Development for Capital One, Inc., a company specializing in consumer lending. Mr. Overholser brings to the Supervisory Board his extensive experience of leading companies through periods of hyper-growth, as both a board member and an executive.

Our Management Board:

Our Management Board currently consists of our four named executive officers identified in the Summary Compensation Table below. The four members of our Management Board serve for four-year terms expiring at our 2013 annual general meeting. The members of our Management Board may be reelected for additional terms of up to four years.

ROBERT S. KEANE, President, Chief Executive Officer and Chairman of the Management Board

Mr. Keane, age 47, is the founder of Vistaprint and has served as our President and Chief Executive Officer since he founded Vistaprint in January 1995. Mr. Keane served as the Chairman of our Board of

Directors from January 1995 to August 2009 and was appointed Chairman of the Management Board in September 2009. From 1988 to 1994, Mr. Keane was an executive at Flex-Key Corporation, an OEM manufacturer of keyboards, displays and retail kiosks used for desktop publishing, most recently as General Manager. Mr. Keane earned an A.B. in economics from Harvard College in 1985 and his M.B.A. from INSEAD in Fontainebleau, France in 1994.

WENDY M. CEBULA, President, Vistaprint North America

Ms. Cebula, age 39, has served as President of Vistaprint’s North American business unit since May 2008. From January 2007 through May 2008, Ms. Cebula served as Executive Vice President and Chief Operating Officer. From July 2005 to January 2007, Ms. Cebula served as Executive Vice President and Chief Information Officer. Ms. Cebula joined Vistaprint as Vice President, Database Marketing in October 2000. Before joining Vistaprint, Ms. Cebula served as director of database marketing and analysis at MotherNature.com, an online provider of personal health care products. She also spent three years working in marketing analytics and management at Partner’s First, a direct to consumer financial services company. Ms. Cebula earned a B.S. degree in Finance at Rochester Institute of Technology.

MICHAEL GIANNETTO, Executive Vice President and Chief Financial Officer

Mr. Giannetto, age 47, has served as Chief Financial Officer since September 2008. From May 2003 through August 2008, Mr. Giannetto served as our Senior Vice President of Finance. Before joining Vistaprint, from May 2001 to May 2003, Mr. Giannetto was the corporate controller at ePresence, a publicly traded technology consulting company. Prior to that, Mr. Giannetto served as the controller for Latin America and Canada operations at EMC Corporation, an information infrastructure technology company. Before joining EMC, Mr. Giannetto spent 14 years in the finance operations of Data General, a mini-computing and storage company which was acquired by EMC Corporation in 1999. While at Data General, he held several financial management positions including director of corporate planning and accounting. Mr. Giannetto holds a B.S. in Accountancy from Bentley College and an M.B.A. from Babson College.

JANET F. HOLIAN, President, Vistaprint Europe

Ms. Holian, age 50, has served as President of Vistaprint’s European business unit since May 2008. From July 2004 through May 2008, Ms. Holian served as Executive Vice President and Chief Marketing Officer of Vistaprint USA, Incorporated. Ms. Holian served in various marketing roles for Vistaprint since being hired as Vice President, Corporate Communications in July 2000. From January 1999 to June 2000, Ms. Holian served as Vice President, Corporate Marketing at Andover.Net, a Linux and Open Source technology portal. Before joining Andover.Net, Ms. Holian held the positions of Vice President of Marketing at PersonalAudio, Inc. and Director of Worldwide Marketing at MicroTouch Systems Inc. Ms. Holian earned her B.A. in economics and business from Westfield State University in 1981 and completed the Tuck Executive Program at the Amos Tuck School of Business at Dartmouth College in 1995.

There are no family relationships among any of the supervisory directors and executive officers of Vistaprint. No arrangements or understandings exist between any supervisory director or any person nominated for appointment as a supervisory director and any other person pursuant to which such person is to be selected as a supervisory director or nominee for appointment as a supervisory director.

CORPORATE GOVERNANCE

Board Structure

We have a two-tiered board structure consisting of a Supervisory Board and a Management Board. The Supervisory Board consists of our independent, non-employee supervisory directors, and the Management Board consists of managing directors who are also our named executive officers identified in the Summary Compensation Table below. The principal responsibility of the members of the Supervisory Board is to oversee the Management Board and its management of Vistaprint and, in so doing, serve the best interests of Vistaprint and its stakeholders. The Supervisory Board is accountable to our shareholders. The principal responsibility of the members of the Management Board is to manage Vistaprint, which means, among other things, that it is responsible for implementing Vistaprint’s aims and strategy, managing Vistaprint’s associated risk profile, operating Vistaprint’s business on a day-to-day basis and addressing corporate social responsibility issues that are relevant to the enterprise. The Management Board is accountable to the Supervisory Board and to our shareholders.

Each of our Supervisory Board and Management Board has its own chairman. The Chairman of our Supervisory Board is Mr. Riley, an independent, non-employee supervisory director, and the Chairman of our Management Board is Mr. Keane, who is also our Chief Executive Officer and President.

Governance Guidelines

We believe that good corporate governance is important to ensure that Vistaprint is managed for the long-term benefit of our stakeholders, including but not limited to our shareholders. The Management Board and Supervisory Board have adopted Rules to assist each Board in the exercise of its duties and responsibilities and to serve the best interests of Vistaprint and our stakeholders. The Rules for each Board provide a framework for the conduct of each Board’s business.

Among other things, the Rules for the Supervisory Board provide that:

•	a majority of the members of the Supervisory Board must be independent directors, except as permitted by NASDAQ rules;

•	the independent supervisory directors must meet at least twice a year in executive session;

•	supervisory directors have full and free access to management and employees and, as necessary and appropriate, to hire and consult with independent advisors;

•	all supervisory directors are expected to participate in a mandatory orientation program and continuing director education on an ongoing basis; and

•	at least annually the Nominating and Corporate Governance Committee is required to oversee a self-evaluation of the Supervisory Board to determine whether the Supervisory Board and its committees are functioning effectively.

Among other things, the Rules for the Management Board provide that:

•	the Management Board is responsible for determining that effective systems are in place for the periodic and timely reporting to the Supervisory Board on important matters concerning Vistaprint and its subsidiaries;

•	the Management Board must hold at least four meetings annually; and

•	at least annually the Supervisory Board is required to conduct an evaluation of the Management Board to determine whether the Management Board is functioning effectively.

You can access our Rules for the Supervisory Board, our Rules for the Management Board, our Code of Business Conduct and Ethics and the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee at www.vistaprint.com or by writing to:

Investor Relations
c/o Vistaprint USA, Incorporated
95 Hayden Avenue
Lexington, MA 02421
USA
Email: ir@vistaprint.com

In addition, the Dutch Corporate Governance Code, or Dutch Code, applies to Vistaprint. The Dutch Code emphasizes the principles of integrity, transparency and accountability as the primary means of achieving good corporate governance. The Dutch Code includes certain principles of good corporate governance, supported by “best practice” provisions, and our Management Board and Supervisory Board agree with the fundamental principles of the Dutch Code. However, as a company whose ordinary shares are traded on NASDAQ, we are subject to the corporate governance rules of the NASDAQ Stock Market and U.S. securities laws, and we may also choose to follow certain market practices that are common for NASDAQ-traded companies. Some of the U.S. corporate governance rules and market practices that we are required to or choose to follow conflict, in whole or in part, with the best practice provisions of the Dutch Code. As a result, we do not apply some of the Dutch best practice provisions. In accordance with the Dutch Code’s compliance principle of “apply or explain,” which permits Dutch companies to be fully compliant with the Dutch Code either by applying the Dutch best practices or by explaining why the company has chosen not to apply certain of the best practices, we are disclosing in our Dutch annual report that accompanies our Annual Accounts to what extent we do not apply provisions of the Dutch Code, together with the reasons for those deviations.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our supervisory directors, officers and employees, a current copy of which is posted on our website, www.vistaprint.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Determination of Independence

Under NASDAQ rules, supervisory directors only qualify as “independent directors” if, in the opinion of our Supervisory Board, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a supervisory director. The Supervisory Board has determined that none of its members has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a supervisory director and that all of its members are “independent directors” as defined under NASDAQ’s Marketplace Rules.

In addition, our supervisory directors satisfy the criteria for independence under the Dutch Code.

Oversight of Risk

Under the Rules for the Supervisory Board, our Supervisory Board is responsible for reviewing the integrity of our internal control and management information systems, the main risks of our business, and the design and effectiveness of our internal risk management and control systems. As set forth in its charter, our Audit Committee assists the Supervisory Board in its review and oversight of risk by reviewing our policies with respect to risk assessment and risk management, including the guidelines and policies that govern the process by which our exposure to risk is handled. The Supervisory Board and Audit Committee regularly discuss with management our major risk exposures, their potential impact on Vistaprint, and the steps we take to manage them.

In addition, based on an internal risk assessment, we believe that any risks arising from our compensation programs for our employees are not reasonably likely to have a material adverse effect on Vistaprint.

Supervisory Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates for members of our Supervisory Board includes requests to supervisory directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Supervisory Board.

In considering whether to recommend any particular candidate for inclusion in the Supervisory Board’s slate of nominees, the Nominating and Corporate Governance Committee applies, among other things, the criteria for nominating supervisory directors set forth as an attachment to the Rules for the Supervisory Board.

These criteria include among others the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest and the ability to act in the interests of all of Vistaprint’s stakeholders. In addition, the Rules for the Supervisory Board specify that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and that the Nominating and Corporate Governance Committee and Supervisory Board should consider the value of diversity on the Supervisory Board. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee.

We believe that the backgrounds and qualifications of our supervisory directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Supervisory Board to fulfill its responsibilities. Accordingly, the Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills and backgrounds.

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential candidates for the Supervisory Board by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our ordinary shares for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Vistaprint N.V., Hudsonweg 8, 5928 LW Venlo, the Netherlands, with a copy to General Counsel, Vistaprint USA, Incorporated, 95 Hayden Avenue, Lexington, MA 02421 USA. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

If the Supervisory Board does not submit a binding nomination for a supervisory director position, then the shareholders represented at the general meeting may select a nominee. The shareholders may appoint such a nominee as a member of the Supervisory Board by the vote of at least two-thirds of the votes cast at the meeting representing more than half of our share capital.

Shareholders also have the right under our articles of association to nominate candidates for our Supervisory Board directly, without any action or recommendation by our Nominating and Corporate Governance Committee or Supervisory Board, by following the procedures described under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — How and when may I submit a shareholder proposal, including a shareholder nomination for supervisory director, for the 2011 annual general meeting?”

Supervisory Board Meetings and Committees

From July 1, 2009 until we changed our domicile to the Netherlands on August 31, 2009, the Board of Directors of Vistaprint Limited, our predecessor company, met one time. From August 31, 2009 until June 30, 2010, the end of our 2010 fiscal year, our Supervisory Board met three times. During fiscal 2010, each of our directors who served as a director of Vistaprint Limited and/or Vistaprint N.V. attended at least 75% of the total number of meetings of the Boards and the committees of which such director was a member during the period of time he served on such committee. In addition, it is our policy that one or more of our supervisory directors should attend annual general meetings of shareholders to the extent practicable. One of our supervisory directors attended our 2009 annual general meeting of shareholders.

The Supervisory Board currently has, and the Vistaprint Limited Board of Directors had at all times since our initial public offering in 2005, standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Supervisory Board. The Audit Committee must review the appropriateness of its charter at least annually, and the Compensation and Nominating and Corporate Governance Committees review their respective charters from time to time as they deem appropriate. Each committee must perform a self-evaluation at least annually. All members of all committees are non-employee supervisory directors, and the Supervisory Board has determined that all of the members of our three standing committees are independent as defined under NASDAQ’s Marketplace Rules and, in the case of all members of the Audit Committee, the independence requirements contemplated by SEC rules.

Audit Committee

The current members of our Audit Committee are Messrs. Gavin (Chair), Page and Riley. Our Supervisory Board has determined that Mr. Gavin qualifies as an “audit committee financial expert” under SEC rules, and all three Audit Committee members meet the SEC’s independence criteria for audit committee members. The Audit Committee’s responsibilities include:

•	retaining our independent registered public accounting firm, subject to shareholder ratification and approval;

•	approving the compensation of, and assessing (or recommending that the Supervisory Board assess) the independence of, our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports from the firm;

•	coordinating the Supervisory Board’s oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	reviewing and approving all related party transactions;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the Audit Committee report included in this proxy statement.

The Audit Committee met nine times during fiscal 2010.

Compensation Committee

The current members of the Compensation Committee are Messrs. Overholser (Chair), Gyenes and Page. The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to the Supervisory Board with respect to, the compensation of our Chief Executive Officer and our other named executive officers;

•	overseeing and coordinating the evaluation of our Chief Executive Officer;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the Supervisory Board with respect to supervisory director compensation;

•	reviewing and discussing with management the “Compensation Discussion and Analysis” section of the proxy statement and considering whether to recommend to the Supervisory Board that the “Compensation Discussion and Analysis” be included in the proxy statement; and

•	preparing the Compensation Committee report included in this proxy statement.

The Compensation Committee met four times during fiscal 2010.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Riley (Chair), Gyenes and Thomas. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become Supervisory Board members;

•	recommending to the Supervisory Board the persons to be nominated for appointment as members of the Supervisory Board and the Management Board and to each of the Supervisory Board’s committees;

•	overseeing an annual review by the Supervisory Board with respect to succession planning for the Chief Executive Officer and other executive officers;

•	overseeing an annual evaluation of the Supervisory Board, the Management Board and all committees of the Supervisory Board to determine whether each is functioning effectively; and

•	reviewing and assessing the adequacy of the Rules of the Supervisory Board and of the Management Board.

The Nominating and Corporate Governance Committee met four times during fiscal 2010.

Communicating with the Supervisory Board

Our Supervisory Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The chair of the Nominating and Corporate Governance Committee, with the assistance of Vistaprint’s General Counsel, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other supervisory directors as its members consider appropriate.

The chair of the Nominating and Corporate Governance Committee will forward communications to all supervisory directors if the communications relate to substantive matters and include suggestions or comments that he considers to be important for the supervisory directors to know. In general, the chair is more likely to forward communications relating to corporate governance and corporate strategy than communications relating to ordinary business affairs, personal grievances and matters as to which Vistaprint may receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to our Supervisory Board should address such communications to:

Supervisory Board
c/o Corporate Secretary
Vistaprint N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

Report of the Audit Committee

The Audit Committee has reviewed Vistaprint’s audited consolidated financial statements for the fiscal year ended June 30, 2010 and has discussed these financial statements with Vistaprint’s management and Ernst & Young LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young is required to provide to the Audit Committee, including the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board, or PCAOB in Rule 3200T.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from Vistaprint. The Audit Committee also considered whether the provision of other, non-audit related services referred to under the heading “Independent Registered Public Accounting Firm Fees and Other Matters” under Proposal 7 is compatible with maintaining the independence of our registered public accounting firm.

Based on its discussions with, and its review of the representations and information provided by, management and Ernst & Young LLP, the Audit Committee recommended to the Supervisory Board that the audited consolidated financial statements be included in Vistaprint’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The Audit Committee and Supervisory Board also have selected, subject to appointment by the shareholders, Ernst & Young LLP as Vistaprint’s independent registered public accounting firm for the fiscal year ending June 30, 2011.

This Audit Committee Report is not incorporated by reference to any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this Report.

Audit Committee of the Supervisory Board
John J. Gavin, Jr., Chairman
Louis R. Page
Richard T. Riley

Certain Relationships and Related Transactions

Policies and Procedures for Related Party Transactions

We have a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant, the amount involved exceeds $25,000, and a related person has a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. A related person is any person who is or was a member of our Management Board or Supervisory Board at any time since the beginning of our most recently completed fiscal year, the beneficial holder of more than 5% of any class of our voting securities, or an immediate family member of anyone described in this sentence.

All related person transactions that we propose to enter into must be reported to our General Counsel, and whenever practicable, our Audit Committee will review and approve the proposed transaction in accordance with our policy, before the transaction becomes effective or is consummated. If our General Counsel determines that advanced approval of a related person transaction is not practicable under the circumstances, then our Audit Committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the Audit Committee, or at the next meeting after the date that the related person transaction comes to the attention of our General Counsel. Our General Counsel may also present a related person transaction that arises between Audit Committee meetings to the Audit Committee chair, who will review and may approve the related person transaction, subject to ratification by the full Audit Committee at its next meeting.

In addition, the Audit Committee will review annually any previously approved or otherwise already existing related person transaction that is ongoing in nature to ensure that such related person transaction has been conducted in accordance with the Audit Committee’s previous approval, if any, and that all required disclosures regarding the related person transaction are made.

When considering a proposed related person transaction, the Audit Committee will review and consider, to the extent appropriate for the circumstances:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about the related person transaction. The Audit Committee may approve or ratify the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The Committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Related Party Transaction

In December 2009, Robert Keane, our chief executive officer, and Vistaprint SARL, our subsidiary in France, entered into a 12-month sublease agreement, expiring on December 31, 2010. Under this sublease, Mr. Keane and his spouse sublet from Vistaprint SARL an office within Vistaprint’s Paris offices for which they pay Vistaprint €1,000 per month. Although the amounts payable under the sublease were below the $25,000 threshold set forth in our related person transaction policy described above, our Audit Committee reviewed and approved the sublease in accordance with the policy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Context

Our success depends on our ability to attract and retain top talent, and to motivate that talent to achieve outstanding short- and long-term performance. We seek to build a strong leadership team that shares a compelling, common vision for our future, that is capable of leading the organization to achieve aggressive financial and operational targets, and that will identify and execute opportunities to profitably expand our business.

Our Compensation Committee oversees the compensation and perquisites programs of our executive officers identified in the Summary Compensation Table set forth below, to whom we refer as our named executive officers. Our named executive officers are also the members of our Management Board. The Compensation Committee advises and makes recommendations to the Supervisory Board with respect to Vistaprint’s compensation philosophy and programs and exercises oversight with respect to the payment of annual salaries, annual cash incentives, long-term equity and cash incentives and benefits to our named executive officers.

Compensation Philosophy, Guiding Principles and Background

Our compensation philosophy is based on the following guiding principles:

•	Enable us to attract and retain superior talent.

•	Provide desirable incentives to motivate people toward their highest performance.

•	Reward extraordinary performance with compensation that is correspondingly above peer averages. Conversely, provide mechanisms that result in compensation below peer averages in the absence of extraordinary performance.

•	Promote fair and equitable treatment relative to rewards, considering both internal and external comparisons.

•	Link the amount of variable compensation and an individual’s ability to influence performance outcomes.

•	Align executive and long-term shareholder interests by structuring compensation programs to reward long-term shareholder value creation and mitigate the focus on short-term share price and other near-term metrics.

•	Evaluate and refine all compensation programs in light of our strategic direction and life-cycle stage, the practices of peers and the overall affordability of compensation packages.

Compensation Committee Approach

Each year, the Compensation Committee conducts a review of our executive compensation program, which includes a review and detailed competitive analysis performed by an independent compensation consultant. The Compensation Committee engaged the firm DolmatConnell & Partners as its compensation consultant in fiscal year 2010 and manages the relationship with the firm. DolmatConnell provides competitive compensation analysis and recommendations to the Compensation Committee with respect to the compensation of our named executive officers and also provides competitive analysis and recommendations to our Compensation Committee and Chief Executive Officer with respect to the compensation of members of our senior management team who are not executive officers. DolmatConnell does not provide any services to Vistaprint other than compensation consulting services.

Under the Compensation Committee’s direction, DolmatConnell analyzed base salary, target total cash compensation, actual total cash compensation, long-term incentive compensation, target total direct compensation and actual total direct compensation of our named executive officers as compared to two peer groups of companies. DolmatConnell developed, with Compensation Committee oversight, a “primary” comparison peer group consisting of publicly traded firms that have characteristics that are currently comparable to Vistaprint or comparable to where Vistaprint expects to be in the near future: Annual revenue in the range of $600 million to $1.7 billion, in Vistaprint’s industry, and market capitalization between $1.6 billion and $4.2 billion. For fiscal 2010, the primary peer group consisted of 3Com, Akamai Technologies, Allscripts-Misys Healthcare Solutions, Cadence Design Systems, Compuware, Equinix, F5 Networks, IAC/InterActive, Monster Worldwide, Nuance Communications, Open Text, Parametric Technology, Quest Software, Rackspace Hosting, Sohu.com, Solera Holdings, Sybase, TANDBERG, TIBCO Software and VeriSign. In addition to publicly available compensation data about the primary peer group companies, DolmatConnell also uses published compensation surveys as an additional frame of reference to validate the primary peer group data.

DolmatConnell also developed a second “aspirational” comparison peer group assuming annual revenues, industry, and market capitalizations comparable to Vistaprint in the future if Vistaprint were to achieve its current business objectives. The Compensation Committee uses this aspirational peer group to help it forecast future compensation trends that may be applicable to us if we experience growth rates that are in line with our expectations.

In addition, DolmatConnell conducted a detailed equity utilization analysis for the Compensation Committee. This analysis compares the number of shares that Vistaprint grants per year pursuant to equity compensation awards and the number of shares subject to outstanding equity compensation awards and available for grant under our equity compensation plans with both our primary and aspirational peer group, to assist the Compensation Committee in gauging how Vistaprint’s practices of granting equity to its employees compares to our peer companies.

Based on its analysis of the compensation data of our primary and aspirational peer group companies and on Vistaprint’s compensation philosophy described above, DolmatConnell made recommendations to the Compensation Committee with respect to the compensation of our named executive officers. In determining the compensation of our executive officers for fiscal 2010, the Compensation Committee considered the competitive analysis and recommendations of DolmatConnell, as well as detailed tally sheets summarizing our officers’ current and historical compensation.

The Compensation Committee generally seeks to ensure that our executive compensation program is competitive to help us attract and retain superior talent. The Compensation Committee’s philosophy on competitive compensation is to base our named executive officers’ target total direct cash and equity compensation on the 70-80th percentile range of our primary peer group and then apply the Committee’s discretion to take into account a range of factors such as general economic conditions, the internal equity of compensation among our executives, each named executive officer’s role in the organization, his or her experience within the role and individual performance. The Committee does not assign specific weights to particular factors but considers them together in determining base salaries. In fiscal 2010, the total direct compensation of our named executive officers was within the 50th to 65th percentiles of our primary peer group. In determining the 2010 compensation levels, the Compensation Committee took into account the factors described above, with particular emphasis on a desire to limit the company’s expenses in an uncertain economy.

The Compensation Committee believes that our executive compensation program provides an overall level of compensation that is competitive with the level of compensation of companies of similar size, complexity, revenue and growth potential, and that the executive compensation program also reflects the desired caliber, level of experience and performance of our executive team.

Compensation Components for Executives

The principal elements of our executive compensation program for named executive officers are base salary, annual cash incentive and a long-term incentive program, or LTIP. The base salary and annual cash incentive components of the executive compensation program emphasize the realization of defined financial objectives in the then-current fiscal year, while the LTIP focuses on both the realization of defined longer term financial objectives and the creation of value for our shareholders as reflected in our share price. In fiscal 2010, the LTIP consisted of stock options, restricted share units and long-term cash incentive awards. Named executive officers also participate in the standard health and welfare benefits applicable to our employees in their geographic home locations.

In accordance with our compensation philosophy, the Compensation Committee has established a pay-for-performance model for our named executive officers, with the total compensation package for fiscal 2010 weighted heavily toward performance-based compensation in the form of annual bonuses and LTIP. Our named executive officers have a significant portion of their compensation at risk through our annual cash incentive plan and the LTIP, both of which are based on financial goals that the Compensation Committee believes are highly challenging but achievable.

Annual Compensation

Base Salary

We use base salary to recognize the experience, skills, knowledge and responsibilities of all employees, including our named executive officers, and to provide a degree of financial stability. Under our pay for performance philosophy, the compensation of our employees at higher levels in the organization is generally more heavily weighted towards variable compensation based on our performance, and base salary generally accounts for a smaller portion of these employees’ total compensation. Conversely, employees at lower levels in the organization generally receive more of their compensation in the form of base salary and less in the form of variable compensation.

The Compensation Committee established base salary compensation levels for named executive officers based on external market data and our overall compensation philosophy. To establish base salaries for fiscal 2010, the Committee reviewed DolmatConnell’s recommendations with respect to the salary compensation of officers with comparable qualifications, experience and responsibilities at companies in the primary peer group. In addition to external market data, the Committee also considered the executive’s role in the organization, experience within the role, individual performance and internal equity in determining individual base salary levels. The Committee does not assign specific weights to particular factors but considers them together in determining base salaries.

Based on its review, the Compensation Committee determined the base salaries of our named executive officers as follows:

•	Mr. Keane’s base salary for fiscal 2010 increased approximately 5% from fiscal 2009 to align him to the 25th percentile of our primary peer group. For fiscal 2011, to further reinforce our pay for performance philosophy, we reallocated Mr. Keane’s compensation to reduce his base salary by 20% and proportionately increased his annual incentive compensation target, for which the actual compensation he receives will vary based on our performance with respect to constant currency revenue and earnings per share goals.

•	The base salaries of Ms. Cebula and Ms. Holian for fiscal 2010 increased modestly from fiscal 2009, by approximately 1%, to maintain their salaries at competitive rates.

•	Mr. Giannetto’s base salary for fiscal 2010 increased by approximately 16% from fiscal 2009 to bring his salary in line with the 40th percentile of our primary peer group.

You can find more information on our named executive officers’ salaries in the Summary Compensation Table below.

Annual Cash Incentive

The Compensation Committee grants annual cash incentive awards to our named executive officers, pursuant to annual award agreements under our Performance Incentive Plan for Covered Employees, to provide an incentive to executives to achieve financial goals that are tied to the current fiscal year, typically constant currency revenue and earnings per share, or EPS. The Supervisory Board sets revenue and earnings per share goals annually as part of our comprehensive strategic planning and budgeting process, and the Compensation Committee believes these goals are highly challenging yet achievable. The Compensation Committee sets the executive officers’ target annual cash incentive levels based on its analysis of comparative data of our primary peer group and on our pay-for-performance philosophy. The Compensation Committee bases the annual cash incentives 50% on Vistaprint’s achievement of full-year constant currency revenue goals and 50% on Vistaprint’s achievement of full-year EPS goals determined by the Compensation Committee. For purposes of calculating these annual incentives, the Compensation Committee defines “constant currency revenue” as consolidated net revenue for Vistaprint and its subsidiaries for the fiscal year, adjusted to use the same currency exchange rates as set forth in Vistaprint’s budget for the fiscal year. “Earnings per share” is defined as earnings per share, on a fully diluted basis for the results of Vistaprint’s operations on a consolidated basis for the fiscal year, calculated in accordance with U.S. generally accepted accounting principles with some exclusions for income or expenses relating to several specific unusual events.

As set forth in each annual award agreement with our named executive officers, the actual amount paid for the annual cash incentives for each fiscal year is calculated as follows:

•	The annual incentive payout is a percentage of the target award for each executive, listed in the table below, where the payout percentage equals (0.5 X Revenue Target Percentage0.5 + 0.5 X EPS Target Percentage0.5)19.2. The Revenue Target Percentage and EPS Target Percentage are calculated by dividing the actual amounts for the fiscal year by the goals determined by the Supervisory Board and Compensation Committee.

•	If either Vistaprint’s actual constant currency revenue amount or actual EPS amount is less than 90% of the goal, then the annual payout would be zero even if the other goal is achieved.

•	The payout percentage is capped at a maximum of 250%.

Fiscal 2010 annual cash incentives

For fiscal 2010, our achievement of constant currency revenue of $652,800,000 and EPS of $1.494 against our constant currency revenue goal of $640,000,000 and our EPS goal of $1.40-1.46 (calculated using $1.43 as a target) resulted in an annual cash incentive payout of 135.7% of target levels to our named executive officers. The following table sets forth the target and actual bonus levels for our named executive officers that the Compensation Committee determined for fiscal 2010:

	Target Annual	Actual Annual
	Incentive	Incentive Paid
Name	($)	($)

Robert S. Keane	€330,610	€448,638
Wendy M. Cebula	$250,000	$339,250
Michael Giannetto	$215,000	$291,755
Janet F. Holian	$250,000	$339,250

Fiscal 2011 annual cash incentives

In September 2010, the Compensation Committee, with the approval of our Supervisory Board, granted an annual cash incentive award to each of our named executive officers for fiscal 2011. The following table sets forth the fiscal 2011 target incentive level that the Compensation Committee established for each executive officer. The actual amount that we pay to each officer will be determined by Vistaprint’s level of achievement of the constant currency revenue and EPS goals for fiscal 2011 determined by the Compensation Committee and could be as high as 250% of the amount listed below or as low as zero.

Target Annual
Incentive
Name	($)

Robert S. Keane	€396,732
Wendy M. Cebula	$265,000
Michael Giannetto	$240,000
Janet F. Holian	$265,000

Long-Term Incentive Program

Overview and Background

Our long-term incentive program, or LTIP, is the primary vehicle for focusing our executives and employees on long-term performance and aligning their interests with long-term value creation for the company and our shareholders. The Compensation Committee, with recommendations from DolmatConnell, determines the mix among our three long-term incentive vehicles — which are share options, restricted share units and long-term cash incentives — for our executives and employees.

Share Options and Restricted Share Units for Executives

Equity compensation is a significant portion of each named executive officer’s total compensation package. The Compensation Committee works with DolmatConnell to analyze the market practices of our primary peer group to determine competitive equity awards and to calculate the grant value that would result in target total direct cash and equity compensation in the 70-80th percentile range of our primary peer group. In addition, the Compensation Committee takes into account the internal equity of compensation among our officers, the officers’ past performance, the importance of retaining their services and the potential for their performance to help us attain long-term goals. The Committee does not assign specific weights to particular factors but considers them together in determining equity compensation.

In general, we grant equity compensation to our named executive officers in the form of share options and restricted share units that vest ratably over a four year period. The Compensation Committee believes that granting equity awards is an effective way to motivate our executives to manage the company in a manner that is consistent with the long-term interests of both the company and our shareholders, with equity awards generating returns for our executives and employees as our share price increases. Because our share options and restricted share units vest over four years, these incentive vehicles also provide us with an important retention tool, as the equity grants vest only if the officer continues to be employed by us on each vest date. The exercise price of all share options we grant is 100% of the fair market value on the date of grant.

Restricted Share Units for Non-Executive Employees

We also grant restricted share units to our non-executive employees, based upon market practices for our industry, size and geographic locations. As with equity grants to our executives, our restricted share unit awards to our non-executive employees vest ratably over a four year period. These restricted share units are intended to align the employees’ interests with those of our shareholders and serve as a retention tool.

Timing of Equity Grants

We grant equity awards to our named executive officers annually in conjunction with our review of their individual performance and the independent consultant’s compensation study. The intent is to conduct this review at the regularly scheduled meeting of the Compensation Committee held in conjunction with the quarterly Supervisory Board meeting in the fourth quarter of each fiscal year. Accordingly, grants made in fiscal 2010 were made at the May 2010 Compensation Committee meeting. Restricted share unit grants to employees who are not named executive officers are typically made during our first fiscal quarter after the conclusion of our performance review cycle in June of each year.

Long-Term Cash Incentive Compensation

For the first time in fiscal 2010, the Compensation Committee granted long-term cash incentive awards to our named executive officers pursuant to four-year award agreements under the Performance Incentive Plan for Covered Employees approved by our shareholders in November 2009. The Compensation Committee added long-term cash incentive awards to the mix of compensation received by our named executive officers in order to continue building on our pay-for-performance culture and philosophy, to enhance our ability to manage the number of shares available under our equity compensation plans, and to balance the focus on stock price appreciation created through equity awards with cash awards based on the achievement of financial metrics that are drivers of long-term company and shareholder value creation.

Each long-term cash incentive award under the plan has a performance cycle of four fiscal years, and each named executive officer is eligible to receive 25% of his or her total award for each fiscal year in the performance cycle. At the beginning of each performance cycle, the Compensation Committee develops performance goals for each fiscal year within that specific cycle. For the fiscal 2010 and 2011 long-term cash incentive awards, the Compensation Committee based the performance goals on Vistaprint’s achievement of EPS targets expressed as dollar values in the low, medium and upper ranges. The Compensation Committee uses the same definition of EPS for purposes of the long-term cash incentive awards as it does for the annual cash incentive awards described above. We measure performance on an annual basis and make payments for each fiscal year in the performance cycle based on the level of goal achievement for that fiscal year. Actual payout levels can range from 0% to 250% of target award depending on the year.

Fiscal 2010 long-term cash incentives

Under the long-term cash incentive awards we granted to our named executive officers in fiscal 2010, each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2010, 2011, 2012 and 2013 based on our achievement of EPS targets for each fiscal year. As set forth in the four-year award agreements with our executive officers, our low EPS target for fiscal 2010 was $1.33, our 2010 medium target was $1.43, and our 2010 upper target was $1.53. Because our actual EPS for fiscal 2010 was $1.494, which was between the medium and upper ranges of our EPS targets, we paid 119.2% of target levels to our executive officers based on the formula set forth in their agreements, as follows:

	Target Long-Term	Actual Long-Term
	Cash Incentive	Cash Incentive Paid
	for Fiscal 2010	for Fiscal 2010
Name	($)	($)

Robert S. Keane	$234,375	$279,375
Wendy M. Cebula	$140,000	$166,880
Michael Giannetto	$110,000	$131,120
Janet F. Holian	$140,000	$166,880

Fiscal 2011 long-term cash incentives

In September 2010, the Compensation Committee, with the approval of our Supervisory Board, granted a four-year cash incentive award to each of our named executive officers under which each executive is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2011, 2012, 2013 and 2014 based on our achievement of EPS targets for each fiscal year. The following table sets forth the potential aggregate payments that our executive officers would be eligible to receive over four years under these long-term performance awards if we achieve the medium range of our EPS targets in each of the four fiscal years covered by the awards. The actual amount that we pay to each officer will be determined by Vistaprint’s level of achievement of the EPS goals for each fiscal year as determined by the Compensation Committee and could be higher than the amounts listed below or as low as zero.

Target Aggregate
Long-Term Cash
Incentive Amount
Name	($)

Robert S. Keane	$562,500
Wendy M. Cebula	$400,000
Michael Giannetto	$355,000
Janet F. Holian	$400,000

Benefit Programs

The Compensation Committee has specifically chosen to provide named executive officers with the same health and welfare benefits provided to other employees based in the same geographic location. The Compensation Committee believes that all employees based in the same geographic location should have access to similar levels of health and welfare benefits. As such, named executive officers have the opportunity to participate in the same medical, dental, vision, and disability plans, group life and accidental death and disability insurance and other benefit plans as those offered to all other employees based in the same geographic location. U.S. based employees may also participate in a 401(k) plan which provides a company match of up to 50% on the first 6% of the participant’s annual salary that is contributed, with company matching contributions vesting ratably over a four year period.

Perquisites

In general, executives are not entitled to benefits that are not otherwise available to all other employees who work in the same geographic location.

We do, however, have arrangements with some of our named executive officers to reimburse them for living and relocation expenses relating to their work outside of their home countries. In fiscal 2010, we paid a total of $160,486 in connection with Janet Holian’s expatriate assignment in our Barcelona office in her role of President of Vistaprint Europe, including rent, telephone and other utilities, real estate agency fees, transportation, local Spanish taxes and tax gross up amounts. In addition, Robert Keane, our Chief Executive Officer, moved to our Paris, France office from our Lexington, Massachusetts office, and we paid $38,986 during fiscal 2010 in reimbursement of relocation expenses. We paid these amounts for Ms. Holian and Mr. Keane in Euros and have converted them to U.S. dollars for reporting purposes of this proxy statement.

Executive Retention and Other Agreements

We have entered into amended and restated executive retention agreements, or retention agreements, with Messrs. Keane and Giannetto, Ms. Cebula and Ms. Holian. Under the retention agreements, if we terminate a named executive officer’s employment without cause (as defined in the retention agreements) or the executive terminates his or her employment for good reason (as defined in the retention agreements) before a change in control of Vistaprint or within one year after a change in control (as defined in the retention agreements), then the executive is entitled to receive:

•	A lump sum severance payment equal to two years’ salary and bonus, in the case of Mr. Keane, or one year’s salary and bonus, in the case of Ms. Cebula, Mr. Giannetto and Ms. Holian. These severance payments are based on the executive’s then current base salary plus the greater of (1) the target bonus for the then current fiscal year, or (2) the target bonus for the then current fiscal year multiplied by the average actual bonus payout percentage for the previous three fiscal years.

•	With respect to any outstanding annual incentive award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current fiscal year until the date of termination, of his or her target incentive for the fiscal year multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the fiscal year, this pro rata portion is capped at the actual amount of annual incentive that the executive would have received had he or she remained employed by Vistaprint through the end of the fiscal year.

•	With respect to any outstanding multi-year award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current performance period until the date of termination, of his or her mid-range target incentive for the then current performance period multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the applicable performance period, this pro rata portion is capped at the actual amount of incentive for the performance period that the executive would have received had he or she remained employed by Vistaprint through the end of the performance period.

•	The continuation of all other employment-related benefits for two years after the termination in the case of Mr. Keane, or one year after the termination in the case of our other three named executive officers.

The retention agreements also provide that, upon a change in control of Vistaprint, all equity awards granted to each named executive officer will accelerate and become fully vested; each executive’s multi-year incentive awards under our Performance Incentive Plan will accelerate such that the executive will receive the mid-range target bonus for the then current performance period and each performance period after the change in control; and each executive will receive a pro rata portion, based on the number of days in the fiscal year before the change in control, of his or her target annual incentive award for that fiscal year.

In addition, if after a change in control Vistaprint’s successor terminates the executive without cause, or the executive terminates his or her employment for good reason (as defined in the retention agreements), then each of the executive’s equity awards remains exercisable until the earlier of one year after termination or the original expiration date of the award. If an executive is required to pay any excise tax pursuant to Section 280G of the U.S. Internal Revenue Code of 1986, as amended, as a result of compensation payments made to him or her, or benefits obtained by him or her (including the acceleration of equity awards) resulting from a change in ownership or control of Vistaprint, we are required to pay the executive an amount, referred to as a gross-up payment, equal to the amount of such excise tax plus any additional taxes attributable to such gross-up payment. However, if reducing the executive’s compensation payments by up to $50,000 would eliminate the requirement to pay an excise tax under Section 280G of the Code, then Vistaprint has the right to reduce the payment by up to $50,000 to avoid triggering the excise tax and thus avoid providing gross-up payments to the executive.

The following table sets forth information on the potential payments to named executive officers upon their termination or a change in control of Vistaprint, assuming that a termination or change in control took place on June 30, 2010.

			Accelerated
		Accelerated	Vesting of
		Vesting of	Restricted	Welfare	Tax Gross Up
	Cash Payment	Share Options	Share Units	Benefits	Payment	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert S. Keane
• Termination Without Cause or With Good Reason	2,078,771	—	—	24,008	—	2,102,779
• Change in Control	703,125	4,108,246	2,477,316	—	—	7,288,687
• Change in Control w/ Termination Without Cause or With Good Reason	2,781,896	4,108,246	2,477,316	24,008	1,565,262	10,956,728
Wendy M. Cebula
• Termination Without Cause or With Good Reason	773,333	—	—	12,361	—	785,694
• Change in Control	420,000	365,397	3,044,346	—	—	3,829,743
• Change in Control w/ Termination Without Cause or With Good Reason	1,193,333	365,397	3,044,346	12,361	—	4,615,437
Michael Giannetto
• Termination Without Cause or With Good Reason	663,267	—	—	12,827	—	676,094
• Change in Control	330,000	195,595	2,488,191	—	—	3,013,786
• Change in Control w/ Termination Without Cause or With Good Reason	993,267	195,595	2,488,191	12,827	—	3,689,880
Janet F. Holian
• Termination Without Cause or With Good Reason	773,333	—	—	8,118	—	781,451
• Change in Control	420,000	365,397	3,044,346	—	—	3,829,743
• Change in Control w/ Termination Without Cause or With Good Reason	1,193,333	365,397	3,044,346	8,118	—	4,611,194

(1)	Amounts in this column for Termination Without Cause or With Good Reason represent severance amounts payable under the retention agreements, and amounts in this column for Change in Control represent the acceleration of cash incentive awards. The amounts of the incentive awards included in these amounts were calculated based on the target amounts payable if Vistaprint had met its targets for the applicable periods. Cash incentive awards that the named executive officers earned as of June 30, 2010 irrespective of a termination without cause or change in control have been excluded.

(2)	Amounts in this column represent the value of share options upon the triggering event described in the first column. The value of share options is based on the difference between the exercise price of the options and $47.49 per share, which was the closing price of our ordinary shares on the NASDAQ Global Select Market on June 30, 2010.

(3)	Amounts in this column represent the value of restricted share units upon the triggering event described in the first column, based on $47.49 per share, which was the closing price of our ordinary shares on June 30, 2010.

(4)	Amounts reported in this column represent the estimated cost of providing employment related benefits during the period the named executive officer is eligible to receive those benefits under the retention agreements, which is two years for Mr. Keane and one year for the other named executive officers.

(5)	Amounts in this column are estimates based on a number of assumptions and do not necessarily reflect the actual amounts of tax gross-up payments that the named executive officers would receive.

Each named executive officer has signed a nondisclosure, invention assignment and non-competition and non-solicitation agreement providing for the protection of our confidential information and ownership of intellectual property developed by such executive officer and post-employment non-compete and non-solicitation provisions. We have also entered into indemnification agreements with our named executive officers that provide the executives with indemnification for actions they take in good faith as members of the Management Board.

The Role of Company Executives in the Compensation Process

Although the Compensation Committee manages and makes decisions about the compensation process, the Committee also takes into account the views of our Chief Executive Officer, who makes initial recommendations with respect to named executive officers other than himself. Other employees of Vistaprint also participate in the preparation of materials presented to or requested by the Compensation Committee for use and consideration at Compensation Committee meetings.

Share Ownership Guidelines

We encourage, but do not require, the members of our Management Board (who are our named executive officers) and Supervisory Board to own our ordinary shares.

Section 162(m)

The United States Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other named executive officer (other than the chief financial officer) whose compensation is required to be reported to our shareholders pursuant to SEC rules by reason of being among our three most highly paid executive officers. This deduction limitation can apply to compensation paid by U.S. subsidiaries of Vistaprint. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met.

The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when it believes that such payments are appropriate and in the best interests of Vistaprint and its shareholders, after taking into account business conditions or the officer’s performance. Although the Compensation Committee considers the impact of Section 162(m) when administering Vistaprint’s compensation plans, it does not make decisions regarding executive compensation based solely on the expected tax treatment of such compensation. As a result, the Compensation Committee may deem it appropriate at times to forego qualified performance-based compensation under Section 162(m) in favor of awards that may not be fully tax-deductible by Vistaprint’s subsidiaries.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the
Supervisory Board
George M. Overholser, Chair
Louis R. Page
Peter Gyenes

SUMMARY COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned in each of the last three fiscal years by:

(i) all individuals serving as our principal executive officer or acting in a similar capacity during the fiscal year ended June 30, 2010;

(ii) all individuals serving as our principal financial officer or acting in a similar capacity during the fiscal year ended June 30, 2010; and

(iii) our other two executive officers as of June 30, 2010.

Throughout this proxy statement, we refer to the individuals listed in (i) through (iii) above as our named executive officers.

					Non-Equity
			Share	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)		($)

Robert S. Keane(3)	2010	403,906	1,869,544	2,335,590	827,476	38,986	(4)	5,475,502
President and Chief	2009	415,000	600,163	2,400,248	460,650	—		3,876,061
Executive Officer	2008	400,000	—	5,081,333	723,359	1,446	(5)	6,206,138
Michael Giannetto(6)	2010	325,000	707,918	176,882	422,875	7,350	(7)	1,640,025
Executive Vice President	2009	280,000	586,840	117,343	188,700	6,904		1,179,787
and Chief Financial
Officer
Wendy M. Cebula	2010	380,000	797,654	199,297	506,130	7,350	(7)	1,890,431
President, Vistaprint	2009	375,000	746,890	149,346	249,750	6,903		1,527,889
North America	2008	250,000	2,168,914	—	261,455	6,750		2,687,119
Janet F. Holian	2010	380,000	797,654	199,297	506,130	160,486	(8)	2,043,567
President, Vistaprint	2009	375,000	746,890	149,346	249,750	66,372		1,587,358
Europe	2008	250,000	2,168,914	—	261,455	6,750		2,687,119

(1)	The amounts reported in these columns represent a dollar amount equal to the grant date fair value of the stock awards as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(2)	The amounts reported in this column for fiscal 2010 represent the aggregate amounts earned for such fiscal year under each named executive officer’s fiscal 2010 annual cash incentive award and the fiscal 2010 component of each officer’s long-term cash incentive award. You can find more information on the amounts paid to each executive officer under each such award above in the Compensation Discussion and

Analysis section of this proxy statement. The amounts reported in this column for fiscal 2008 and 2009 represent amounts earned under our Executive Officer Bonus Plans for each such fiscal year.

(3)	The amounts in this row under “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” were paid to Mr. Keane in whole or in part in Euros. For purposes of this table, we converted Mr. Keane’s payments from Euros to U.S. dollars at a currency exchange rate of 1.2217, based on the 30-day average currency exchange rate for June 1-30, 2010, which was the end of our most recent fiscal year.

(4)	This amount represents reimbursement for relocation expenses in connection with Mr. Keane’s move to our Paris, France office from our Lexington, Massachusetts office.

(5)	This amount represents our payment of health club membership fees.

(6)	Mr. Giannetto was appointed Executive Vice President and Chief Financial Officer (principal financial officer) during fiscal 2009, effective September 2, 2008.

(7)	These amounts represent our matching contributions under Vistaprint USA’s 401(k) deferred savings retirement plan.

(8)	$153,136 of this amount represents reimbursements and payments for rent, telephone and other utilities, real estate agency fees, transportation, local Spanish taxes and tax gross up amounts in connection with Ms. Holian’s expatriate assignment to our Barcelona office, and $7,350 of this amount represents our matching contributions under Vistaprint USA’s 401(k) deferred savings retirement plan. We made the reimbursement payments in Euros and converted the amounts to U.S. dollars for this table based on the currency conversion rate in effect on the date of each payment.

Grants of Plan-Based Awards in the Fiscal Year Ended June 30, 2010

The following table contains information about plan-based awards granted to each of our named executive officers during the fiscal year ended June 30, 2010.

								All Other	All Other
								Share	Option
								Awards:	Awards:	Exercise	Grant Date
								Number	Number of	or Base	Fair Value
			Estimated Possible Payouts					of Shares	Securities	Price of	of Share
			Under Non-Equity Incentive Plan Awards					or Share	Underlying	Option	and Option
			Threshold	Target		Maximum		Units	Options	Awards	Awards
Name	Grant Date(1)		($)(2)	($)		($)		(3)(#)	(4)(#)	($/Sh)(5)	($)(6)

Robert S. Keane	05/06/2010							39,022	96,800	47.91	4,205,134
	09/30/2009	(7)	0	403,906	(8)	1,009,765	(9)
	09/30/2009		0	937,500	(10)	1,734,375	(11)
Michael Giannetto	05/06/2010							14,776	7,331	47.91	884,801
	09/30/2009		0	215,000	(8)	537,500	(9)
	09/30/2009		0	440,000	(10)	814,000	(11)
Wendy M. Cebula	05/06/2010							16,649	8,260	47.91	996,951
	09/30/2009		0	250,000	(8)	625,000	(9)
	09/30/2009		0	560,000	(10)	1,036,000	(11)
Janet F. Holian	05/06/2010							16,649	8,260	47.91	996,951
	09/30/2009		0	250,000	(8)	625,000	(9)
	09/30/2009		0	560,000	(10)	1,036,000	(11)

(1)	Although the non-equity incentive plan awards reflected in this table were formally granted on September 30, 2009, the Compensation Committee determined and approved the objective criteria against which performance is to be measured under the awards on August 6, 2009.

(2)	The amount reported in this column represent the amount that would have been payable under our named executive officers’ annual cash incentive and long-term cash incentive awards if we did not meet our minimum constant currency revenue and EPS targets.

(3)	The amounts reported in this column represent restricted share units granted under our Amended and Restated 2005 Equity Incentive Plan that vest 25% one year after the date of grant and 6.25% per quarter thereafter. As the restricted share units vest, we automatically issue the vested shares to the employee; the employee does not need to exercise them or pay any amount to us for the purchase of the shares.

(4)	The amounts reported in this column represent share options granted under our Amended and Restated 2005 Equity Incentive Plan that vest 25% one year after the date of grant and 6.25% per quarter thereafter.

(5)	The exercise price of our share options equals the closing price of our ordinary shares on the NASDAQ Global Select Market on the date of grant.

(6)	The amounts reported in this column represent the grant date fair value for each share-based award computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(7)	The estimated amounts in this row would be payable to Mr. Keane in Euros. For purposes of this table, we converted Mr. Keane’s estimated incentive payments from Euros to U.S. dollars at a currency exchange rate of 1.2217, based on the 30-day average currency exchange rate for June 1-30, 2010, which was the end of our most recent fiscal year.

(8)	These amounts represent target annual cash incentives for our fiscal year ended June 30, 2010, which were based 50% on our achievement of constant currency revenue targets and 50% on our achievement of EPS targets for fiscal 2010. These amounts represent potential payments that our named executive officers would have been eligible to receive under their fiscal 2010 annual cash incentive awards if we had achieved 100% of both our revenue target and our EPS target for fiscal 2010. In fact, we achieved more than 100% of our targets for fiscal 2010, so our executive officers received payments in excess of these amounts. You can find more information on the amounts actually paid to our executive officers under their fiscal 2010 annual cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(9)	These amounts represent the maximum amounts that would have been payable under our named executive officers’ annual cash incentive awards for our fiscal year ended June 30, 2010. The payout under our annual cash incentives is capped at 250% of each executive officer’s target amount. In fact, based on our achievement of our targets for fiscal 2010, our executive officers received payments that were less than these amounts. You can find more information on the amounts actually paid to our executive officers under their fiscal 2010 annual cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(10)	These amounts represent target long-term cash incentives. Each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2010, 2011, 2012 and 2013 based on our achievement of EPS targets for each fiscal year. The EPS targets are expressed as dollar values in the low, medium and upper ranges. These amounts represent potential aggregate payments that our executive officers would be eligible to receive over four years under their long-term performance awards if we were to achieve the medium range of our EPS targets in each of the four fiscal years covered by the awards. You can find more information on the amounts actually paid to our executive officers for fiscal 2010 under their long-term cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(11)	These amounts represent the maximum amounts payable under our named executive officers’ long-term cash incentives. These amounts represent potential aggregate payments that our executive officers would be eligible to receive over four years under their long-term performance awards if we were to achieve the upper range of our EPS targets in each of the four fiscal years covered by the awards. You can find more information on the amounts actually paid to our executive officers for fiscal 2010 under their long-term cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

Outstanding Equity Awards at June 30, 2010

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2010 for each of our named executive officers.

					Share Awards
					Number	Market
	Option Awards				of Shares	Value of
	Number of				or Share	Shares or
	Securities				Units	Share
	Underlying		Option		That	Units That
	Unexercised		Exercise	Option	Have Not	Have Not
	Options		Price	Expiration	Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	(1)($)	Date	(2)(#)	(3)($)

Robert S. Keane	150,000	—	4.11	01/28/2014
	700,000	—	12.33	05/31/2015
	121,920	8,130	23.31	08/04/2016
	107,712	35,906	37.51	05/15/2017
	166,658	166,660	34.87	05/02/2018
	36,506	109,522	34.25	05/07/2019
	—	96,800	47.91	05/06/2020
					52,165	2,477,316
Michael Giannetto	2,500	—	32.00	03/09/2016
	1,055	1,794	23.31	08/04/2016
	13,400	5,800	33.47	08/06/2017
	1,784	5,355	34.25	05/07/2019
	—	7,331	47.91	05/06/2020
					52,394	2,488,191
Wendy M. Cebula	20,250	6,250	23.31	08/04/2016
	37,285	12,429	37.51	05/15/2017
	2,271	6,815	34.25	05/07/2019
	—	8,260	47.91	05/06/2020
					64,105	3,044,346
Janet F. Holian	—	6,250	23.31	08/04/2016
	6,214	12,429	37.51	05/15/2017
	2,271	6,815	34.25	05/07/2019
	—	8,260	47.91	05/06/2020
					64,105	3,044,346

(1)	Each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable, so long as the named executive officer continues to be employed with us, as to 25% of the shares subject to the option one year after the date of grant and 6.25% per quarter thereafter. Each share option expires 10 years after the date on which it was granted.

(2)	So long as the named executive officer continues to be employed with us, each restricted share unit vests, and the vested shares are issued to the named executive officer, as to 25% of the shares subject to the unit one year after the date of grant and 6.25% per quarter thereafter.

(3)	The market value of the restricted shares units is determined by multiplying the number of restricted share units by $47.49 per share, which was the closing price of our ordinary shares on the NASDAQ Global Select Market on June 30, 2010.

Option Exercises and Shares Vested in the Fiscal Year Ended June 30, 2010

The following table contains information about option exercises and vesting of restricted share units on an aggregated basis during fiscal 2010 for each of our named executive officers.

	Option Awards		Share Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	(1)($)	(#)	(2)($)

Robert S. Keane	—	—	4,380	207,043
Michael Giannetto	25,500	622,950	16,666	826,260
Wendy M. Cebula	79,500	2,619,637	21,001	1,041,004
Janet F. Holian	204,131	6,136,807	21,001	1,041,004

(1)	Represents the net amount realized from all option exercises during fiscal 2010. In cases involving an exercise and immediate sale, the value was calculated on the basis of the actual sale price. In cases involving an exercise without immediate sale, the value was calculated on the basis of our closing sale price of our ordinary shares on the NASDAQ Global Select Market on the date of exercise.

(2)	The value realized on vesting of restricted share units is determined by multiplying the number of shares that vested by the closing sale price of our ordinary shares on the NASDAQ Global Select Market on the date of vesting.

COMPENSATION OF SUPERVISORY BOARD MEMBERS

The following contains information with respect to the compensation earned by our supervisory directors in the fiscal year ended June 30, 2010:

	Fees
	Earned or
	Paid in	Share	Option
	Cash	Awards	Awards	Total
Name	($)	(1)($)	(1)($)	($)

John J. Gavin, Jr.	33,054	109,955	49,979	192,988
Peter Gyenes	33,750	109,955	49,979	193,684
George M. Overholser	29,250	109,955	49,979	189,184
Louis R. Page	36,750	109,955	49,979	196,684
Richard T. Riley	36,750	109,955	49,979	196,684
Mark T. Thomas	17,500	124,986	149,963	292,449

(1)	The value of the stock awards equals their grant date fair value as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010. All share options referenced in this table were granted with an exercise price equal to the closing price of our ordinary shares on the NASDAQ Global Select Market on the date of grant.

Outstanding Equity Awards Held by Supervisory Directors at June 30, 2010

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2010 for each of our supervisory directors.

					Share Awards
					Number	Market
	Option Awards				of Shares	Value of
	Number of				or Share	Shares or
	Securities				Units	Share
	Underlying		Option		That	Units That
	Unexercised		Exercise	Option	Have Not	Have Not
	Options		Price	Expiration	Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	(1)($)	Date	(1)(#)	(2)($)

John J. Gavin, Jr.	12,018	—	24.32	08/21/2016
	2,925	—	33.24	11/14/2016
	1,890	379	46.18	11/02/2017
	4,774	4,774	15.94	11/07/2018
	319	1,600	54.46	11/17/2019
					5,402	256,541
Peter Gyenes	7,245	10,144	24.33	02/05/2019
	319	1,600	54.46	11/17/2019
					4,681	222,301
George M. Overholser	29,000	—	4.11	07/29/2014
	2,925	—	33.24	11/14/2016
	1,890	379	46.18	11/02/2017
	4,774	4,774	15.94	11/07/2018
	319	1,600	54.46	11/17/2019
					5,402	256,541
Louis R. Page	2,925	—	33.24	11/14/2016
	1,890	379	46.18	11/02/2017
	4,774	4,774	15.94	11/07/2018
	319	1,600	54.46	11/17/2019
					5,402	256,541
Richard T. Riley	30,000	—	4.11	02/01/2015
	2,925	—	33.24	11/14/2016
	1,890	379	46.18	11/02/2017
	4,774	4,774	15.94	11/07/2018
	319	1,600	54.46	11/17/2019
					5,402	256,541
Mark T. Thomas	959	4,799	54.46	11/17/2019
					1,913	90,848

(1)	Each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the supervisory director continues to serve as a supervisory director on each such vesting date. Each share option expires 10 years after the date on which it was granted.

(2)	The market value of the restricted shares units is determined by multiplying the number of restricted share units by $47.49 per share, which was the closing price of our ordinary shares on the NASDAQ Global Select Market on June 30, 2010.

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our Supervisory Board. When we initially set our supervisory directors’ compensation, we considered the significant amount of time that supervisory directors expend in fulfilling their duties to Vistaprint, the skill level that we require of members of our Supervisory Board, and competitive compensation data from our peer group. Under Dutch law, we must receive shareholder approval to make any changes to the compensation of the Supervisory Board.

Fees

In fiscal 2010, each supervisory director received an annual cash retainer of $13,000, payable in quarterly installments, plus $3,000 for each regularly scheduled meeting of our Supervisory Board that the director physically attended and $10,000 annually for each committee on which the supervisory director served. Supervisory directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of our Supervisory Board and its committees.

Equity Grants

On the date of each annual general meeting, each supervisory director receives two equity grants: (i) a share option to purchase a number of ordinary shares having a fair value equal to $50,000, up to a maximum of 12,500 shares, granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended; and (ii) restricted share units having a fair value equal to $110,000, granted under our Amended and Restated 2005 Equity Incentive Plan.

Each newly appointed supervisory director receives two equity grants upon his or her initial appointment to the Supervisory Board: (i) a share option to purchase a number of ordinary shares having a fair value equal to $150,000, up to a maximum of 50,000 shares, granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended; and (ii) restricted share units having a fair value equal to $125,000, granted under our Amended and Restated 2005 Equity Incentive Plan.

The supervisory directors’ options and restricted share units vest at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the supervisory director continues to serve as a director on each such vesting date. Each option expires upon the earlier of ten years from the date of grant or 90 days after the supervisory director ceases to serve as a director. The exercise price of the options granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended, is the fair market value of our ordinary shares on the date of grant.

For the purposes of determining the number of share options and restricted share units to be granted at each annual general meeting or upon initial appointment, the fair value of each share option and restricted share unit is determined by the Supervisory Board using a generally accepted equity pricing valuation methodology, such as the Black-Scholes model or binomial method for share options, with such modifications as it may deem appropriate to reflect the fair market value of the equity awards. In fiscal year 2010, we used the Black-Scholes model to determine fair market value of share options.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, Messrs. Gyenes, Overholser and Page served as members of our Compensation Committee. During fiscal 2010, no member of our Compensation Committee was an officer or employee of Vistaprint or of our subsidiaries or had any relationship with us requiring disclosure under SEC rules.

During fiscal 2010, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Supervisory Board or Compensation Committee.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2010 about the securities issued or authorized for future issuance under our equity compensation plans.

Equity Compensation Plan Information

(c)
		(b)	Number of Securities
	(a)	Weighted-Average	Remaining Available for
	Number of Securities to be	Exercise Price of	Future Issuance Under
	Issued Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights(1)	and Rights	Reflected in Column(a))

Equity compensation plans approved by shareholders(1)	2,858,500	$22.03	1,965,351	(2)
Equity compensation plans not approved by shareholders	—	—	—

Total	2,858,500	$22.03	1,965,351	(2)

(1)	Consists of our Amended and Restated 2000-2002 Share Incentive Plan, Amended and Restated 2005 Equity Incentive Plan and 2005 Non-Employee Directors’ Share Option Plan, as amended. This column does not include an aggregate of 848,800 shares underlying restricted share units that were unvested as of June 30, 2010.

(2)	Includes 1,819,079 shares available for future awards under our Amended and Restated 2005 Equity Incentive Plan and 146,272 shares available for future awards under our 2005 Non-Employee Directors’ Share Option Plan, as amended. No shares are available for future award under our Amended and Restated 2000-2002 Share Incentive Plan.

VISTAPRINT N.V.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Supervisory Board and Management Board recommend that you vote FOR proposals 1-6.

1. To vote FOR or WITHHOLD vote for Louis R. Page:
For the first open position, the Supervisory Board has nominated Louis R. Page and Richard T. Riley to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2014. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Page for this position.
For ☐	Withhold ☐	For Other Nominee (to vote for another nominee, write the nominee’s name below)	+

2. To vote FOR or WITHHOLD vote for Richard T. Riley:
For the second open position, the Supervisory Board has nominated Richard T. Riley and Mark T. Thomas to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2014. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Riley for this position.
For ☐	Withhold ☐	For Other Nominee (to vote for another nominee, write the nominee's name below)

		For	Against	Abstain			For	Against	Abstain

3.	To confirm and adopt our statutory annual accounts for the fiscal year ended June 30, 2010.	☐	☐	☐	6.	Authorize the Management Board to repurchase up to 10% of our issued and outstanding ordinary shares until May 4, 2012, as more fully described in this proxy statement.	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain

4.	Discharge the members of our Management Board from liability with respect to the exercise of their duties during the year ended June 30, 2010.	☐	☐	☐	7.	Appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011.	☐	☐	☐
		For	Against	Abstain

5.	Discharge the members of our Supervisory Board from liability with respect to the exercise of their duties during the year ended June 30, 2010.	☐	☐	☐
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – VISTAPRINT N.V.	+

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT BOARD
2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS – NOVEMBER 4, 2010
The undersigned, revoking all prior proxies, hereby appoints Robert Keane and Lawrence Gold, and each of them with full power of substitution, as proxies to represent and vote as designated hereon, all ordinary shares of Vistaprint N.V. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of the Company on Thursday, November 4, 2010, at the Company’s offices at Hudsonweg 8, 5928 LW Venlo, the Netherlands commencing at 5:30 p.m. (Central European Time) and any adjournments thereof.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL GENERAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING, SIGNS AND DELIVERS A PROXY WITH A LATER DATE, OR VOTES IN PERSON AT THE MEETING.
 B   Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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